EXHIBIT 4.18
------------
(Arvida II)


                   SETTLEMENT AND RELEASE AGREEMENT

    THIS SETTLEMENT AND RELEASE AGREEMENT (this "Agreement"), dated for identification purposes as of December 31, 1997 (the "Effective Date"), has been entered into by and between ARVIDA/JMB PARTNERS, L.P. - II, a Delaware limited partnership ("Borrower"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association, as successor by merger to Bank of America Illinois, formerly known as Continental Bank, N.A. and Continental Bank (the "Bank") in its capacities as (i) Managing Co-Agent and Lender under the Co-Lenders' Agreement for the benefit of the Lenders, and under the Amended and Restated Credit Agreement (as defined herein) and
(ii) as Agent and Lender under the Credit Agreement (as defined herein).

                               RECITALS
                               --------

     The Bank and Borrower entered into that certain Amended and Restated Credit Agreement dated as of June 23, 1992 (the "AMENDED AND RESTATED CREDIT AGREEMENT"), pursuant to which Borrower executed and delivered certain promissory notes in the aggregate principal amount of $130,698,161.30 (the "Senior Obligations"). The Bank and Borrower also entered into that certain Credit Agreement dated as of June 23, 1992 (the "CREDIT AGREEMENT"), pursuant to which Borrower executed and delivered certain promissory notes in the aggregate principal amount of $14,301,838.70 (the "Subordinate Obligations"). The Senior Obligations and the Subordinate Obligations are hereinafter collectively called the "CREDIT FACILITIES." The Credit Facilities are, or were, secured by mortgages, deeds of trust, and other security instruments creating liens on certain real and personal property of Borrower.

     As a result of Borrower's default of its obligations under the Credit Facilities, the Bank and Borrower entered into (i) that certain Forbearance and Modification Agreement (Amended and Restated Credit Agreement) dated as of March 21, 1995 (the "SENIOR FORBEARANCE AND MODIFICATION AGREEMENT") modifying certain terms of the Amended and Restated Credit Agreement, and
(ii) that certain Forbearance and Modification Agreement (Credit Agreement) dated as of March 21, 1995 (the "SUBORDINATE FORBEARANCE AND MODIFICATION AGREEMENT") modifying certain terms of the Credit Agreement. The Senior Forbearance and Modification Agreement and the Subordinate Forbearance and Modification Agreement were then modified by (I) those certain letter agreements between the Bank and Borrower dated October 3, 1995, October 31, 1995, March 28, 1996, June 3, 1996 and June 6, 1996
(collectively, the "LETTER AGREEMENTS"), (II) that certain Amendment of Forbearance and Modification Agreements dated as of September 24, 1996 (the "FIRST AMENDMENT"), and (III) that certain Second Amendment to Forbearance Agreement and Third Amendment to Modification Agreements dated as of May 13, 1997 (the "SECOND AMENDMENT"). The Senior Forbearance and Modification Agreement and the Subordinate Forbearance and Modification Agreement, as modified by the Letter Agreements, the First Amendment, and the Second Amendment shall hereinafter be collectively referred to as the "FORBEARANCE AGREEMENTS."

     Pursuant to the Forbearance Agreements, the Bank agreed, among other things, to forgive Borrower's remaining indebtedness to the Bank, including all unpaid principal, accrued interest and fees and expenses related to the

Credit Facilities (collectively, "Borrower's Outstanding Debt") upon satisfaction of certain conditions set forth in the First Amendment, including but not limited to: (a) Borrower's delivery to the Bank of principal reduction payments in an aggregate amount of not less than FOURTEEN MILLION THREE HUNDRED TWENTY-THREE THOUSAND AND NO/100
DOLLARS
($14,323,000.00) (collectively, the "PRINCIPAL REDUCTION PAYMENT"), and
(b) assignment to the Bank of all of Borrower's remaining assets ("BORROWER'S ASSETS"), including but not limited to all of Borrower's right, title, and interest in and to a claim filed by Borrower in that certain Chapter 11 bankruptcy proceeding entitled IN RE LANDMARK LAND COMPANY OF FLORIDA INC. (Civil Action No. 2:91-3291-1/5291-1), currently pending in the U.S. District Court for South Carolina (Charleston Div.) sitting in bankruptcy (the "PALM BEACH CLAIM"). The Agreements further provided that Borrower's partnership would be dissolved as quickly as possible following assignment of Borrower's Assets to the Bank and forgiveness of Borrower's Outstanding Debt.

     By an oral agreement between Borrower and the Bank, the Bank has agreed to allow Borrower to delay partnership dissolution until certain litigation filed against Borrower and other related Arvida/JMB companies entitled LAND INVESTMENT I, LTD. ET. AL. V. ARVIDA/JMB MANAGERS-II, INC. (Fla. Cir. Ct., Seminole County, Case No: 96-0062-CA-15-B)(the "HEATHROW LITIGATION") has been finally resolved. The Bank has further agreed to allow Borrower to retain certain "Excluded Assets" (as defined in the Assignment attached hereto as EXHIBIT "A") from Borrower's Assets to be assigned to the Bank in order to fund Borrower's dissolution expenses as well as Borrower's expenses related to defending the Heathrow litigation, subject to Borrower's acknowledgement that the Bank has no obligation to provide any funds other than the Excluded Assets to Borrower for payment of such expenses. Finally, the Bank has agreed to take an assignment of Borrower's interest in the proceeds of the Palm Beach Claim, rather than an assignment of the claim itself, subject to the Borrower's agreement to continue to prosecute the claim on the Bank's behalf as set forth in the Assignment (as hereinafter defined).

     Borrower has delivered the Principal Reduction Payment to the Bank, such that Borrower's Outstanding Debt as of the Effective Date is approximately equal to $75,624,132.12. The Bank and Borrower now desire to provide for forgiveness of Borrower's Outstanding Debt, and satisfaction of any remaining conditions thereto, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, the covenants and conditions contained herein, and other good and valuable consideration, the parties agree as follows:

     1.    DEBT FORGIVENESS.

           (a) The Bank hereby confirms that Borrower's Outstanding Debt has been forgiven as of the Effective Date hereof, subject to satisfaction of the conditions set forth in SECTION 2 below, and further subject to the provisions of SECTION 1(b) below.

           (b) In the event that the Bank is required to return any payments received from Borrower or assets assigned hereby (collectively, the "Disgorged Assets"), whether such Disgorged Assets are returned to Borrower, Borrower's estate in bankruptcy, any creditor of Borrower, or any other party, then Borrower's Outstanding Debt shall be immediately reinstated to the extent of the value of such Disgorged Assets (the "Reinstated Amount") and the Bank shall be entitled to payment of such Reinstated Amount as if such Reinstated Amount had remained unpaid and outstanding after the Effective Date hereof.

     2. CONDITIONS. The following shall constitute conditions precedent to the Bank's forgiveness of Borrower's Outstanding Debt as set forth in SECTION 1 above, which such conditions shall be deemed satisfied as of December 31, 1997:

           (a) Borrower shall have executed and delivered to the Bank an assignment of assets (the "Assignment") in the form attached hereto as EXHIBIT A;

           (b) Borrower shall have provided to the Bank an Opinion of Borrower's Counsel in the form attached hereto as EXHIBIT B;

           (c) Borrower shall deliver a Release in the form attached hereto as EXHIBIT C executed on behalf of its general partner, Arvida/JMB Managers II, Inc., and its affiliates Arvida Company and JMB Realty Corporation; and

           (d) Borrower's representations and warranties as set forth herein and in Section 5 of the Assignment shall be true and correct as of February 20, 1998.

     3. DISSOLUTION OF THE PARTNERSHIP. The Bank acknowledges and agrees that Borrower may delay termination of its partnership until such time as the Heathrow Litigation is finally resolved. Notwithstanding the foregoing, Borrower acknowledges and agrees that its sole business from and after the Effective Date hereof shall be the winding up of the affairs of Borrower's partnership and that Borrower shall in no event undertake any subsequent business activity, or incur any further indebtedness not directly related to winding up Borrower's partnership. In consideration for the Bank's agreement to allow Borrower to retain the Excluded Assets, Borrower further acknowledges and agrees that the Bank shall have no further obligation to disburse any funds to Borrower for payment of any expenses incurred in connection with: (i) the dissolution of Borrower,
(ii) defense or settlement of, or payment of any judgments awarded in, the Heathrow Litigation, or (iii) any other expense incurred by Borrower after the Effective Date, including any subsequent litigation expenses.

     4.    BORROWER'S RELEASE OF THE BANK.

     (a) As further consideration for the Bank's agreement to forgive Borrower's Outstanding Debt as set forth in SECTION 1 above, Borrower, acting on behalf of itself, its subsidiaries and affiliates, and each of their successors and assigns, partners, officers, employees, managers, attorneys, accountants, agents, and servants, hereby releases and forever discharges the Bank and its participants and assigns, and each of their successors, assigns, parents, subsidiaries and affiliates, officers, directors, employees, managers, attorneys (including in-house attorneys), accountants, agents, and servants, and each of them, in all capacities, including individually (collectively "Lender Group") from any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description, including but not limited to tort claims, that Borrower may have or hereafter may acquire against any member of Lender Group in connection with the Credit Facilities ("Claims"), ; PROVIDED, THAT Lender Group shall not be released from any obligations arising pursuant to this Agreement or from its conduct after the execution of this Agreement.

     (b) Borrower hereby expressly waives and relinquishes any and all defenses and rights of offset which Borrower may have with respect to the Assigned Assets or payment in full of Borrower's Outstanding Debt under this Agreement, the Forbearance Agreements or any instruments delivered in connection herewith. Borrower's waiver and relinquishment of any and all such defenses and rights of offset expressly includes a waiver of any right which Borrower currently has, or may in the future have, to offset any amounts owed to Borrower for any reason, including any expenses incurred by Borrower in connection with the Palm Beach Polo Claim, against the amount of proceeds awarded to Borrower in connection with such Palm Beach Polo Claim and assigned to the Bank pursuant to the Assignment. Notwithstanding the foregoing, the Bank's right, title and interest to such proceeds shall remain subject to the provisions of that certain Attorney's Fee Agreement executed by and between Borrower and its litigation counsel as more particularly set forth in Section 2(b) of the Assignment.

           (b) Borrower hereby expressly waives and relinquishes any right or benefit which Borrower has or may have under any provision of statutory or nonstatutory law of the State of Illinois providing that a general release does not extend to claims which the Borrower does not know of or suspect to exist at the time of executing the release, that if known by Borrower might materially affect Borrower's settlement with the Bank. Borrower acknowledges that it is aware that it or its attorneys or agents may hereafter discover facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this release, but that it is Borrower's intention hereby fully, finally and forever to settle and release all of suspected or unsuspected Claims, which now exist or may exist hereafter against Lender Group except as otherwise expressly provided in this release. This release shall be and remain in effect as a full and complete release notwithstanding the discovery or existence or any such additional or different facts.

         (c) Borrower warrants and represents to Lender Group that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and that Borrower has not heretofore voluntarily or involuntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.

         (d) This release is not intended for the benefit of any person who is not a party hereto or specifically named a beneficiary in this release.

         (e) Borrower agrees not to sue any of Lender Group or in any way assist any other person or entity in suing any of Lender Group with respect to any claim released herein. This release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the release contained herein.

         (f) Nothing contained herein shall be construed as an admission by anyone of any liability of any kind.

         (g) Borrower acknowledges to Lender Group that it has been represented by independent legal counsel of its own choice throughout all of the negotiations which preceded the execution of this release and that it has executed this release after receiving the advice of such independent legal counsel, and without reliance upon any promise or representation of any person or persons acting for on behalf of any of Lender Group.
Borrower further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this release prior to the execution of this Agreement and release. Counsel for Borrower has read and approved the language of this release.

     5.    REPRESENTATIONS AND WARRANTIES OF BORROWER.

           (a) Borrower is duly organized, validly existing and in good standing under Delaware law. Borrower has all necessary power and authority to execute and deliver this Agreement and all assignments and other documents entered into by Borrower pursuant hereto. Borrower's execution, delivery and performance of this Agreement and all assignments and other documents entered into by Borrower pursuant thereto have been authorized by all necessary partnership action.

           (b) This Agreement and the Assignment have been duly executed and delivered on behalf of Borrower and constitute valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles, whether applied in an action at law or a suit in equity. Borrower shall not in the future assert any further Claim against the Assigned Assets.

     6. TAX EFFECT OF TRANSACTION. Borrower and the Bank both represent and warrant that they have not relied on the other party for tax advice in connection with the transactions contemplated by this Settlement Agreement. Borrower and the Bank both acknowledge that they are entering into this Agreement, the Assignment and all other documents related thereto based solely on their own determination of the possible tax effects of the transactions contemplated hereby, and neither party has made any representation or warranty to the other party regarding the probable treatment of those transactions by the Internal Revenue Service or any other taxing authority.

     7. FURTHER ASSURANCES. Each party to this Agreement will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all such further documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

     8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Bank and Borrower and their respective successors and assigns.

     9.    EXCULPATION.  This Agreement is subject to the provisions of
Section 9.29 of the Forbearance Agreements, which are incorporated by reference herein.

     10. ENTIRE AGREEMENT. This Agreement, with its attached Exhibits, is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of the Agreement between the parties. As such, this Agreement supersedes any prior understandings between the parties, whether oral or written.

     11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12. GOVERNING LAW. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Illinois, without reference to its conflicts of law rules.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their respective signatures below.

                      BORROWER:

Executed this _____ day of       ARVIDA/JMB PARTNERS, L.P. -II, a
February, 1998                   Delaware limited partnership

                                 By:   Arvida/JMB Managers II, Inc., a
                                       Delaware corporation,
                                       its General Partner

                                 By:   ______________________________
                                       Name:_________________________
                                       Title:________________________

                                 BANK:

Executed this _____ day of       BANK OF AMERICA NATIONAL TRUST
February, 1998                   AND SAVINGS ASSOCIATION, a national
                                 banking association, as successor
                                 by merger to Bank of America
                                 Illinois, in its capacity as
                                 Managing Co-Agent

                                 By:   ______________________________
                                       Name:_________________________
                                       Title:________________________


Executed this _____ day of       BANK OF AMERICA NATIONAL TRUST
February, 1998                   AND SAVINGS ASSOCIATION, a national
                                 banking association, as successor by
                                 merger to Bank of America Illinois,
                                 in all capacities hereunder other than
                                 as Managing Co-Agent

                                 By:   ______________________________
                                       Name:_________________________
                                       Title:________________________


                                 BANK OF AMERICA NATIONAL TRUST
                                 AND SAVINGS ASSOCIATION, a national
                                 banking association

                                 By:   ______________________________
                                       Name:_________________________
                                       Title:________________________

                              EXHIBIT "A"

                              ASSIGNMENT

                              EXHIBIT "B"

                     OPINION OF BORROWER'S COUNSEL

                              EXHIBIT "C"

                                RELEASE